Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2022 relating to the financial statements of Scynexis, Inc., appearing in the Annual Report on Form 10-K of Scynexis, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Morristown, NJ

November 10, 2022